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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25


          NOTIFICATION OF LATE FILING

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                                   (Check One)         SEC FILE NUMBER
                                                            1 - 6220
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                                                       CUSIP NUMBER

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[x] Form 10-K and Form 10-KSB [ ] Form 20-F  [ ] Form 11-K   [ ] Form 10-Q and
                           Form 10-QSB  [ ] Form N-SAR

     For Period Ended: . . . . . . . . . . . . . . . . . . . .September 30, 1995
     [ ]  Transition Report on Form 10-K
     [ ]  Transition Report on Form 20-F
     [ ]  Transition Report on Form 11-K
     [ ]  Transition Report on Form 10-Q
     [ ]  Transition Report on Form N-SAR
     For the Transition Period Ended:  . . . . . . . . . . . . . . . . . . . . .
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  . . . . . . . . . . . .
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

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Part I-Registrant Information
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     Full Name of Registrant  HMI Industries Inc.

     Former Name if Applicable
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     Address of Principal Executive Office (Street and Number)

     3631 PERKINS AVENUE
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     City, State and Zip Code   CLEVELAND, OHIO 44114

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Part II-Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b) [PARA 23,047], the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and [Amended in Release no. 34-26589 (PARA 72,435), effective April 12, 1989, 54 F.R. 10306.]

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III-Narrative

State below in reasonable detail the reasons why the Form 10-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

Information necessary to finalize changes in the required disclosures in the registrant's Form 10-K Annual Report could not be reasonably obtained because of the unavailability of key personnel during the holiday weekend.

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Part IV-Other Information

(1)  NAME AND TELEPHONE NUMBER OF PERSON TO CONTACT IN REGARD TO THIS
     NOTIFICATION.
     KEVIN DOW                                   216             432-1990
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               (Name)                        (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is
     no, identify report(s).                                     /X/ Yes  / / No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                    / / Yes  /X/ No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                               HMI Industries Inc.
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                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     01/02/1996                               By
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                                                     KEVIN DOW, VICE PRESIDENT